Exhibit 99.2

AMETEK Announces Two Acquisitions

-- Navitar Expands AMETEK’s High End Precision Optics Capabilities --

-- RTDS Technologies Broadens AMETEK’s Power Test and Measurement Capabilities --

Berwyn, Pa., November 1, 2022 – AMETEK, Inc. (NYSE: AME) today announced that it has completed two acquisitions – Navitar, Inc. and RTDS Technologies Inc. Combined, AMETEK deployed approximately $430 million on these acquisitions and acquired approximately $100 million in annual sales.

“We are excited to welcome the Navitar and RTDS teams to AMETEK,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “These businesses nicely complement our existing capabilities and strategically expand our presence in highly attractive secular growth areas. AMETEK continues to strengthen our portfolio through the acquisition of market-leading businesses with innovative, advanced technology solutions.”

Both companies join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Navitar
Headquartered in Rochester, New York, Navitar is a leading provider of advanced optical components and solutions for high precision applications across a diverse set of end markets.

Navitar is a market leader in the design, development and manufacturing of customized, fully integrated optical imaging systems, cameras, components and software. The Company’s technically advanced, innovative optical solutions serve critical applications in high-growth end markets including medical and life sciences, machine vision and robotics, and industrial automation.

“Navitar’s market leading optical components and solutions nicely complement our existing optics portfolio while also providing the ability to leverage our respective sales channels to accelerate growth and market access,” added Mr. Zapico. “Additionally, Navitar is well positioned to benefit from the growth in demand for precision optical solutions across an expanding number of applications.”

RTDS Technologies
Headquartered in Winnipeg, Canada, RTDS is a leading provider of real-time power simulation systems used by utilities, and research and educational institutions in the development and testing of the electric power grid and renewable energy applications.

RTDS’s solutions help prototype, verify, and test the performance of the power grid, power instruments, and networks in a closed loop system to help accelerate product development cycles and decrease testing costs.

“RTDS is an outstanding acquisition and excellent strategic fit with our existing Power Instruments businesses’ differentiated testing and simulation capabilities,” continued Mr. Zapico. “Their real-time simulation solutions play a key role in the modernization of the electric grid and in supporting renewable energy development, distributed power generation and energy storage.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247
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